SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT:    JANUARY 22, 2003

(Date of earliest event reported)

OVERSEAS PARTNERS LTD.
(Exact name of registrant as specified in its charter)

Islands of Bermuda	0-11538	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file Number)	(I.R.S. Employer Identification No.)

Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda
(Address of principal executive offices) (Zip Code)

(441) 295-0788
Registrant’s telephone number, including area code

Not Applicable
Former name, former address and former fiscal year, if changed since last report

ITEM 5 — OTHER EVENTS

As disclosed in Note 4 to the financial statements in OPL’s quarterly report filed on Form 10-Q for the quarter ended September 30, 2002, on December 22, 1998, the IRS issued a Notice of Deficiency with respect to OPL’s 1988 through 1990 taxable years in which it asserted that OPL is subject to United States taxation in the aggregate amount of approximately $170 million, plus additions to tax and interest, for those years. On March 19, 1999, OPL filed a petition in the United States Tax Court contesting the asserted deficiencies in tax and additions to tax in the Notice. On May 18, 1999, the IRS filed its Answer to OPL’s Petition. The IRS has also asserted that OPL is subject to United States taxation for its 1991 through 1994 taxable years and has proposed an aggregate assessment of $319 million of tax, plus additions to tax and interest, for those years. OPL has filed a Protest against the proposed assessment with the Appellate Division of the IRS with respect to the years 1991 through 1994. The IRS has not proposed an assessment for years subsequent to 1994, although a Notice of Proposed Adjustment, reflecting similar positions, has been issued recently by the IRS in connection with the audit of the years 1995 through 1998. The IRS also may take similar positions for the 1999 year pending resolution of the years currently in dispute.

On January 22, 2003, OPL and the IRS jointly filed a Stipulation of Settled Issues and entered into a Closing Agreement on Final Determination Covering Specific Matters that substantially reduced the liabilities asserted against OPL described above. However, certain amounts remain subject to dispute for the year 1988 through 1999. At this time, OPL does not have sufficient information to determine how much remains in dispute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned, hereunto duly authorized.

Date: January 28, 2003	OVERSEAS PARTNERS LTD. (Registrant)

	By:	/s/ MARK R. BRIDGES
Mark R. Bridges President and Chief Executive Officer